UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 7, 2016

(Date of earliest event reported)

FORESTAR GROUP INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	Commission File Number 001-33662	26-1336998 (I.R.S. Employer Identification Number)

6300 Bee Cave Road, Building Two, Suite 500

Austin, Texas 78746

(Address of principal executive offices) (zip code)

(512) 433-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On April 7, 2016, Forestar Petroleum Corporation (“Seller”), a subsidiary of Forestar Group Inc. (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with DW Slate, LLC (“Buyer”), pursuant to which Seller has agreed to sell to Buyer certain oil and gas properties, leasehold mineral interests, and related assets located in North Dakota for aggregate cash consideration of $50 million, subject to customary adjustments to the purchase price, including adjustments based on title and environmental diligence to be conducted by Buyer (the “Transaction”). The assets are located in Divide, Dunn, McKenzie, McLean and Mountrail Counties, North Dakota.

The Purchase Agreement includes customary representations, warranties, covenants and indemnities by Seller and Buyer. Each party’s obligation to consummate the Transaction is conditioned upon, among other things, (i) the accuracy of the parties’ representations and warranties as of the closing, (ii) the parties’ performance, in all material respects, of all covenants, and (iii) the absence of any legal order prohibiting the consummation of the Transaction. Closing is scheduled for second quarter 2016 with an effective date of January 1, 2016 (the “Effective Date”), and all proceeds and certain customary operational costs and expenses attributable to the Purchased Assets will be apportioned between Seller and Buyer as of the Effective Date. Concurrently with the execution of the Purchase Agreement, the Company executed a Parent Guarantee whereby the Parent guarantees the performance (including payment, if any) obligations of Seller under the Purchase Agreement.

The Purchase Agreement contains certain termination rights for both Seller and Buyer, including (i) if any of the conditions to closing are not satisfied or capable of being satisfied by the closing date through no fault of the terminating party, (ii) if closing does not occur by June 30, 2016, through no fault of the terminating party, or (iii) if adjustments to the purchase price resulting from title and environmental defects exceed 20% of the purchase price in the aggregate.

There can be no assurance that the conditions to closing the Transaction will be satisfied. If Seller terminates the Purchase Agreement because its conditions to closing (excluding the 20% termination right) have not been satisfied through no fault of Seller, Seller has the right to retain as its sole and exclusive remedy an amount equal to $5 million, such amount having been previously paid to Seller by Buyer in connection with the entry into the Purchase Agreement. If Buyer terminates the Purchase Agreement because its conditions to closing (excluding the 20% termination right) have not been satisfied through no fault of Buyer other than in the event of Seller’s Willful Breach (as defined in Purchase Agreement), Buyer has the election to either terminate the Purchase Agreement, recover the deposit, and seek certain damages, or seek the remedy of specific performance. If Buyer terminates as a result of Seller’s Willful Breach (as defined in Purchase Agreement), Buyer’s damages may include any hedging losses incurred by Buyer as the result of such termination, as further defined in the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference. The representations, warranties and covenants contained in the Purchase Agreement were made solely for purposes of the Transaction, were made as of specific dates, were made solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Seller or the purchased assets. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Seller’s public disclosures.

A copy of the press release dated as of April 11, 2016, announcing the Transaction is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Purchase and Sale Agreement dated April 7, 2016 between Forestar Petroleum Corporation and DW Slate, LLC.

99.1	Press Release dated as of April 11, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2016

FORESTAR GROUP INC.

By:	/s/ David M. Grimm
	Name:	David M. Grimm
	Title:	Chief Administrative Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Purchase and Sale Agreement dated April 7, 2016 between Forestar Petroleum Corporation and DW Slate, LLC.

99.1	Press Release dated as of April 11, 2016.